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                               AMENDMENT 1995-2
                                    TO THE
                   SEI CORPORATION CAPITAL ACCUMULATION PLAN


          WHEREAS, SEI Corporation (the "Company") maintains the SEI Corporation Capital Accumulation Plan (the "Plan") for the benefit of its eligible employees; and

          WHEREAS, the Company desires to makes certain changes to the Plan requested by the Internal Revenue Service as a condition of the issuance of a favorable determination letter on the Plan's qualification and certain other similar changes.

          NOW, THEREFORE, in accordance with the foregoing, the Plan shall be amended, effective as of January 1, 1992, as follows:

          1. Section 7.05(b) of the Plan shall be amended to read, in its entirety, as follows:

               "(b) Reduction in Excess Amounts.  All amounts withheld pursuant
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          to a Salary Deferral election and thereafter delivered to the Trustee shall be so delivered only if the Employer in good faith believes that such amounts do not exceed the amounts permissible pursuant to the limitations set forth in Section 8.03(a). If any amount shall be withheld from the Compensation of a Participant pursuant to a Salary Deferral election which exceeds the maximum amount permissible pursuant to Section 8.03(a) for any Plan Year, then, prior to the close of the following Plan Year, such excess amounts (and to the extent required any income allocable thereto), as determined below, shall, in accordance with procedures to be developed by the Plan Administrator, which procedures shall be consistent with the requirements of section 401(k)(8) of the Code, either be distributed to the appropriate Active Participants or, at the election of such Participants, be treated as having been distributed and recontributed to the Plan. Such distribution or distribution and recontribution may be made notwithstanding any Plan provision to the contrary. Such excess amounts shall be determined by reducing the Actual Deferral Percentage of the Highly Compensated Employee with the highest Actual Deferral Percentage until Subsection (a) is satisfied, or until the Actual Deferral Percentage of such Highly Compensated Employee is equal to the Actual Deferral Percentage of the Highly Compensated Employee with the next highest Actual Deferral Percentage. This process shall be repeated until Subsection (a) is satisfied. Effective for Plan Years beginning on or after January 1, 1993 or such later date as may be provided under Treasury regulations, any Matching Contributions that such
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          Participant has received on account of his excess Salary Deferral
          Contributions shall be forfeited and any such forfeited amounts shall be treated as a Matching Contribution, made pursuant to Section 4.01(b), and reallocated, pursuant to Section 6.02, to the Matching Contribution Accounts of Participants who are eligible to share in Matching Contributions."

          2. Section 8.04(e) of the Plan shall be amended to read, in its entirety, as follows:

               "(e) In the event that the Average Contribution Percentage for Employees who are Highly Compensated Employees exceeds the amount permissible under Subsection (a) hereof, then, prior to the closing of the following Plan Year, such excess amounts (and to the extent required any income allocable thereto), as determined below, shall, in accordance with procedures to be developed by the Plan Administrator and consistent with the requirements of sections 401(m)(6) of the Code, be distributed to the appropriate Participants, notwithstanding any other provision herein. Such excess amounts shall be determined by reducing the Contribution Percentage of the Highly Compensated Employee with the highest Contribution Percentage until Subsection (a) is satisfied, or until the Contribution Percentage of such Highly Compensated Employee is equal to the Contribution Percentage of the Highly Compensated Employee with the next highest Contribution Percentage. This process shall be repeated until Subsection (a) is satisfied."

          IN WITNESS WHEREOF, SEI CORPORATION has caused this Amendment 1995-2 to the Plan to be duly executed this 22 day of December 1995, effective in accordance with its terms.

                                             SEI CORPORATION
          Attest:

          /s/ Kevin Robins                   By: /s/ Kevin Robins
          -----------------------------          ----------------------------
          Assistant Corporate Secretary

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